Exhibit 2.1

STOCK PURCHASE AGREEMENT

REGARDING THE SALE AND TRANSFER OF ALL OUTSTANDING SHARES IN

BIOCEROS HOLDING B.V.

(“BIOCEROS”)

BY AND AMONG

EPIRUS BIOPHARMACEUTICALS, INC.,

(“EPIRUS”)

AND

DE BOER BIOTECH CONSULTANCY B.V.

UNIVERSITEIT UTRECHT HOLDING B.V.

MR. A. BOUT

MR. P.J. SIMONS

MR. L. BOON

NODENS B.V.

MR. R.M.P. BRANDT

MR. M.T. DEN HARTOG

MRS. L.M.P. COX

MRS. S.Y. MAN

MRS. J.A. BIA

(“SELLERS”)

AND

OSCAR SCHOOTS AND CARINE VAN DEN BRINK

(“SELLERS’ REPRESENTATIVES”)

SEPTEMBER 9, 2015

i

1.	Purchase and Sale of Shares		1

	1.1	Purchase and Sale of Shares	1
	1.2	Net Cash Payout	3
	1.3	Closing	4
	1.4	Indemnity Setoff Right	6
	1.5	Tax Consequences	7

2.	Representations and Warranties of Bioceros		7

	2.1	Authority	7
	2.2	Non-Contravention	8
	2.3	Permits; Government Grants	8
	2.4	Financial Statements	9
	2.5	Capital Structure	9
	2.6	Absence of Undisclosed Liabilities	10
	2.7	Litigation	10
	2.8	Intellectual Property	11
	2.9	Interested Person Transactions	12
	2.10	Minute Books	13
	2.11	Material Contracts	13
	2.12	Accounts Receivable	14
	2.13	Employees and Consultants	14
	2.14	Title to Property	15
	2.15	Environmental Matters	15
	2.16	Taxes	16
	2.17	Insurance	17
	2.18	Compliance With Laws	17
	2.19	Brokers’ and Finders’ Fee	18
	2.20	Representations and Documents Complete	18

3.	Representations and Warranties of Sellers		18

	3.1	Power and Authorization	18
	3.2	Authorization of Governmental Entities	18
	3.3	Non-Contravention	18
	3.4	Title	19
	3.5	Broker Liability	19
	3.6	Investment Purpose	19

4.	Representations and Warranties of Epirus		19

	4.1	Organization; Authority; Conflicts; Consents	19
	4.2	SEC Reports; Financial Statements	20
	4.3	Absence of Undisclosed Liabilities	21
	4.4	Litigation	21
	4.5	Insurance	21

	4.6	Permits	21
	4.7	Compliance With Laws	22
	4.8	Sufficient Funds	22

5.	Conduct Prior to the Closing		22

	5.1	Conduct of Business	22
	5.2	Confidentiality	25

6.	Additional Agreements		25

	6.1	Access to Information	25
	6.2	Public Disclosure	25
	6.3	Regulatory Approvals; Further Assurances	25
	6.4	Bioceros Payout Spreadsheet and Net Cash Payout Statement	26
	6.5	Employees	26
	6.6	Employee Loans	27
	6.7	Expenses; Break-up Fee	27
	6.8	Resignations	27
	6.9	Epirus Shares	27
	6.10	Unwinding and/or Amendment of Prior Agreements	29
	6.11	CHOBC® License	29
	6.12	NME Projects	30
	6.13	Non-Solicitation/Non-Competition	30

7.	Conditions to the Closing		31

	7.1	Conditions to Obligations of Each Party to Effect the Share Transfer	31
	7.2	Additional Conditions to the Obligations of Epirus	31
	7.3	Additional Conditions to the Obligations of Bioceros	32

8.	Termination		33

	8.1	Termination	33
	8.2	Effect of Termination	33

9.	Indemnification		34

	9.1	Survival; Indemnification	34
	9.2	Third-Party Claims	35
	9.3	No Subrogation	35
	9.4	Limitations on Recovery under the Representations and Warranties; Setoff Rights	36
	9.5	Sellers’ Representatives	37

10.	General Provisions		38

	10.1	Notices	38
	10.2	Taking of Necessary Action; Further Action	39
	10.3	LIMITATION OF LIABILITY	39
	10.4	Counterparts	39
	10.5	Entire Agreement; Parties in Interest; Assignment	39
	10.6	Severability	40

10.7	Remedies Cumulative	40
10.8	Governing Law; Dispute Resolution	40
10.9	Rules of Construction	41
10.10	Amendment; Waiver	41

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Definitions

Exhibit B	List of Bioceros Shareholders

Exhibit C	Notary Letter

Exhibit D	Form of Escrow Agreement

Exhibit E	Press Release

Exhibit F	Form of CHOBC® License

Exhibit G	Deed of Transfer

Schedule 1.2	Net Cash Payout Statement

Schedule 2	Bioceros Disclosure Schedule

Schedule 3.2	Authorization of Governmental Entities

Schedule 3.3	Non-Contravention

Schedule 3.5	Broker Liability

Schedule 5.1	Conduct of Business

Schedule 6.4	Bioceros Payout Spreadsheet

Schedule 6.5	Bioceros Key Employees

Schedule 6.10(a)	Termination Agreement Bioceros / BiocerOX

Schedule 6.10(b)	Assignment and Settlement Agreement Bioceros/Broteio and Termination Agreement and Deed of Settlement Bioceros / Broteio Shareholders

Schedule 6.10(c)	Deed of Settlement Bioceros/SimiBio

Schedule 6.12	NME Completion Percentage

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 9th, 2015 by and among EPIRUS Biopharmaceuticals, Inc., a Delaware corporation (“Epirus”), Bioceros Holding B.V., a Netherlands company (“Bioceros” or “Company”), each person who has signed this Agreement as a “Seller” (collectively, “Sellers”)  and Oscar Schoots and Carine van den Brink, jointly acting as the representatives of the Sellers (the “Sellers’ Representatives”). Epirus, Bioceros, the Sellers and the Sellers’ Representatives may be referred to herein collectively as the “Parties.” Defined terms used in this Agreement are set forth in Exhibit A attached hereto.

RECITALS

A.                                    Sellers hold all of the outstanding shares of the share capital of Bioceros (the “Shares”), as set forth in Exhibit B attached hereto.

B.                                    The Boards of Directors of Bioceros and Epirus believe it is in the best interests of their respective companies and the shareholders of their respective companies that Epirus acquire all of the Shares (the “Share Transfer”) and, in furtherance thereof, have approved this Agreement.

C.                                    Epirus desires to purchase from Sellers, and Sellers desire to sell to Epirus, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

D.                                    Concurrently with or prior to the execution and delivery of this Agreement, and as a condition of and an inducement to Epirus’ willingness to enter into this Agreement, the individuals on Schedule 6.5 have executed and delivered an Employment Letter (as defined herein).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Purchase and Sale of Shares.

1.1                               Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, each Seller sells and agrees to transfer to Epirus all of the Shares held by it free and clear of all Encumbrances, and Epirus hereby purchases the same from each Seller, and in consideration therefor, Epirus shall transfer and deliver to each Seller the amounts in cash and number of shares of its common stock, $0.001 par value per share (“Epirus Common Stock”) set forth next to each such Seller’s name in the Bioceros Payout Spreadsheet (as defined in Section 6.4), which cash and shares of Epirus Common Stock to be issued to the Sellers shall equal in the aggregate:

(a)                                 $5.1 million in cash (the “Fixed Cash Consideration”) and a Net Cash Payout, payable as follows:

•                  $3.4 million in cash, to be paid no later than the third (3rd) business day following the Closing Date (the “Initial Cash Consideration”); and

•                  $1.7 million in cash, to be paid on the first anniversary of the Closing Date (the “Second Installment Cash Consideration”), subject to Section 1.4; and

•                  the Net Cash Payout, to be paid within five (5) Business Days after the Closing Date (as further detailed in, and subject to the provisions of, Section 1.2 hereof); and

(b)                                 $9.0 million in Epirus Common Stock (the “Equity Consideration”), payable in two installments:

•                  $4.0 million in Epirus Common Stock, to be issued on the Closing Date, based on the average closing price of such common stock on the NASDAQ Capital Market over the ten (10) trading day period immediately prior to the Closing Date (the “Initial Shares”); and

•                  $5.0 million in Epirus Common Stock, to be issued six (6) months following the Closing Date, (or if earlier, in the event of an Epirus Change of Control, on the date of such Epirus Change of Control) based on the average closing price of the Epirus Common Stock on the NASDAQ Capital Market over the ten (10) trading day period immediately prior to such date (the “Second Installment Shares”), subject to Section 1.4.

Prior to the signing of this Agreement, the Parties have signed the detailed letter of instructions to the Notary, substantially in the form attached as Exhibit C hereto, setting out the funds flow at the Closing Date (the “Notary Letter”).

Seventy-five percent (75%) of the Second Installment Shares issuable to the Bioceros Key Employees will be held in an escrow account (the “Escrow Account”), pursuant to the Escrow Agreement substantially in the form attached as Exhibit D hereto, which shares shall be released according to the schedule set forth in the next sentence, in order to secure the continued employment of such Bioceros Key Employees, severally but not jointly, for a period of two (2) years from the Closing Date.  On each of the dates that are twelve (12), eighteen (18) and twenty-four (24) months after the Closing Date, 25% of the Second Installment Shares shall be released to each Bioceros Key Employee, unless the employment agreement with such Bioceros Key Employee is terminated prior to the relevant date due to (i) voluntary resignation of such Bioceros Key Employee other than for Good Reason or (ii) termination by Epirus for Cause. Furthermore, it is agreed that if Epirus terminates the employment of a Bioceros Key Employee prior to the second anniversary of the Closing Date for reasons other than for Cause, or if the Bioceros Key Employee terminates his employment for Good Reason, or if such employment is otherwise terminated by mutual agreement of Epirus and such Bioceros Key Employee, the Second Installment Shares with regard to such Bioceros Key Employee will immediately be released from the Escrow Account; provided, however, that such shares shall remain subject to the lock-up obligations of Section 6.9(b). For the purpose of this clause, termination for “Cause” shall mean: (i) the Bioceros Key Employee’s conviction of a felony or other crime involving any act of fraud or embezzlement, or (ii) any act or omission qualifying as urgent cause as meant in Section 7:678 of the Dutch Civil Code (dringende reden) or (iii) serious cause as meant in Section 7:669 paragraph 3, sub e - h of the Dutch Civil Code (redelijke grond), in respect of the latter if primarily imputable to the relevant Bioceros Key Employee or causes comparable therewith. Furthermore, for the purpose of this clause, “Good Reason” shall mean: (i) any material diminution in the Key Employee’s base compensation, authority, duties or responsibilities; (ii) any material diminution in the budget over which the Key Employee retains authority; (iii) a material change in the geographic location at which the Key Employee must perform the services; (iv) any other action or inaction that constitutes a material breach of the applicable employment agreement by Epirus; or (v) the departure from employment with Epirus due to and necessitated by the Key Employee’s sickness, disability or death.

In no event shall the total Equity Consideration to be issued pursuant to this Agreement exceed 10% of the aggregate number of Epirus’ total shares outstanding on the date preceding the entry into this Agreement; provided, however, that in the event that the total Equity Consideration to be issued would exceed 10% of such number, the amount of Fixed Cash Consideration to be issued shall be increased, in an amount equal to $5,000,000 minus the value of the Second Installment Shares, which shall be equal to the average closing price of the Epirus Common Stock on the NASDAQ Capital Market over the ten (10) trading day period prior to the date that is six (6) months following the Closing Date.

In addition, the Sellers shall receive NME Completion Interests (as defined in Section 6.12(b)) in any entities that are created to pursue any of Bioceros’ Non-Biosimilar Assets that exist as of the Closing Date, in an amount equal to the NME Completion Percentage (as defined in Section 6.12(a), and subject to the conditions set forth in such section).

The Second Cash Consideration shall be immediately due and payable and the Second Installment Shares shall be immediately released from Escrow in the event of an Epirus Change of Control (as defined herein).

1.2                               Net Cash Payout.  The Sellers shall, in addition to the Fixed Cash Consideration, be entitled to a pro rata share of a net cash payout (the “Net Cash Payout”), calculated as follows: the Net Cash Payout shall be equal to the aggregate amount, over and above $1.2 million of (A) the sum of (i) all cash and cash equivalents  held by Bioceros on the Closing Date, (ii) all revenues expected to be generated by Bioceros from the date hereof and prior to December 31, 2015 pursuant to the definitive license agreements or signed term sheets between Bioceros on the one hand and company 1, company 2, company 9 and company 10 as disclosed in the Electronic Data Room on the other hand (“Revenues”), and (iii) all short-term trade receivables of Bioceros (less historical bad debt reserve, if applicable), minus (B) the sum of (i) all of Bioceros’ current liabilities, including any unpaid transaction expenses incurred by Bioceros prior to the Closing and any unpaid pre-Closing trade payables or other liabilities relating to Bioceros’ pre-Closing business operations, and (ii) the aggregate amount of any long-term debt of Bioceros, in each case of clauses (A) and (B) above as reflected on the agreed Net Cash Payout Statement delivered by the Sellers, and accepted by Epirus, in accordance with Section 6.4.  For purposes of the amounts described in this Section 1.2, the conversion rate from Euros to U.S. dollars shall be the exchange rate as of the day prior to the Closing Date as reported in the Wall Street Journal. References to Bioceros in the Net Cash Payout Statement shall include “Bioceros and its subsidiaries, in the aggregate.”

Bioceros shall deliver to Epirus as soon as possible prior to the Closing, a statement indicating the Net Cash Payout, taking into account the anticipated Revenues as if they had already been accrued on the Closing Date (the “Net Cash Payout Statement”), which shall be set forth as Schedule 1.2 attached hereto. The Net Cash Payout Statement shall be updated as of December 31, 2015 to reflect any additional payments that are made between the date hereof and prior to December 31, 2015 by company 1, company 2, company 9 and/or company 10 pursuant to definitive license agreements or signed term sheets in effect as of the date hereof. In the event that after the end of 2015 the Revenues turn out to be less than as set forth in the Net Cash Payout Statement as of the date hereof, other than as a result of Epirus or any of its Affiliates terminating or materially amending or postponing the definitive license agreements or signed term sheets as disclosed in the Electronic Data Room with company 1, company 2, company 9 and/or company 10, respectively, for reasons other than for breach or insolvency of any of such third parties, including pursuant to or as a result of any claw-back by such companies of any milestone payments previously paid to Bioceros under their respective license agreements, the balance shall be deducted by Epirus from the Second Installment Cash Consideration in accordance with the following procedure:  as promptly as practicable following December 31, 2015, but in any event not later than March 15, 2016, Epirus shall prepare and deliver to the Sellers’ Representatives a report showing the amount of Revenues (the “Epirus Report”).  For a period of ten (10) Business Days after receipt of such Epirus Report, each of the Sellers’ Representatives shall have the right, upon not less than five (5) Business Days’ prior notice to Epirus, to (a) meet or have an auditor elected by them meet with Epirus to discuss Epirus’ calculations, and (b) have or have the auditor under (a) be granted reasonable access, including in electronic form, during normal business hours to inspect the records, working papers, schedules and other documentation used or prepared by Epirus in connection with the preparation of such calculations, in any such case solely for the purpose of verifying such calculations.  Unless the Sellers’ Representatives give notice of their disagreement (a “Dispute Notice”) with Epirus’ calculations, detailing the amount, nature and detailed basis of such dispute within ten (10) Business Days after the delivery of the applicable Epirus Report, Epirus’ calculations shall be final, conclusive and binding for all purposes. If the Sellers’ Representatives have sent the Dispute Notice in a timely manner, the Parties shall refer the matter to an independent auditor who shall be appointed within thirty (30) calendar days after the Dispute Notice is received and who shall render a binding decision on the Parties within fifteen (15) Business Days after being appointed. The Parties shall only jointly provide documents to said expert. If, between the Closing Date and December 31, 2015, Epirus terminates any definitive license agreements or signed term sheets between Bioceros on the one hand and any of company 1, company 2, company 9 and company 10 on the other hand, for reasons other than for breach or insolvency of any of such third parties, the anticipated milestone amounts payable pursuant to such definitive license agreements or signed term sheets shall be considered to have been generated as part of the Revenues for purposes of this Section 1.2. The Net Cash Payout shall be paid to the Sellers as promptly as practicable following the determination of the amounts to be paid pursuant to this Section 1.2.

1.3                               Closing.

(a)                                 The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of CMS Derks Star Busmann N.V. at Newtonlaan 203, 3584 BH Utrecht, The Netherlands on the date hereof (the “Closing Date”) (i.e., signing and Closing will take place on the same day, unless otherwise agreed in writing by the Parties), it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier.

(b)                                 On the Business Day prior to the Closing Date, Epirus will pay, or procure the payment of, an amount equaling the Initial Cash Consideration by wire transfer into the Notary’s Third Party bank account [redacted] (the “Notary Account”) in accordance with the Notary Letter. Until execution of the Deed of Transfer, the Notary will hold the Initial Cash Consideration for the benefit of Epirus. The Notary will only pay out any amount in accordance with this Agreement after execution of the Deed of Transfer as further provided for in the Notary Letter.

(c)                                  On the Closing Date, the Sellers, Epirus and Bioceros shall do all such acts and execute all such documents as shall in the reasonable opinion of the Sellers or Epirus be necessary to fully effect the transactions contemplated by this Agreement, including (in the following order):

(i)                                     the Parties hereto shall confirm that the conditions to Closing set forth in Section 7 have been satisfied or waived;

(ii)                                  the Sellers, Epirus and the Notary shall execute the Notary Letter substantially in the form attached as Exhibit C hereto;

(iii)                               the Notary shall confirm to the Parties that he has received the Initial Cash Consideration and that same is available to him, in accordance with the Notary Letter;

(iv)                              the Sellers shall deliver to the Notary the original, fully updated shareholders’ register of Bioceros in which the transfer of the Shares is to be recorded;

(v)                                 the Sellers shall deliver to Epirus copies of duly signed resignation letters in the agreed form from each of Messrs. O. Schoots and M. de Boer as supervisory directors (commissarissen) of Bioceros, confirming their respective resignations with effect as of the full execution of the Deed of Transfer and that none of them has any outstanding claims against Bioceros as of their resignations becoming effective and Epirus, as the new shareholder of Bioceros, shall take a resolution to discharge the supervisory directors for their supervision from January 1, 2015 until the Closing Date, subject to the provisions of Section 1.4 hereof;

(vi)                              the Sellers shall transfer to Epirus the Shares by executing the Deed of Transfer;

(vii)                           upon execution of the Deed of Transfer, the Notary shall administer and distribute the Initial Cash Consideration in accordance with the Notary Letter;

(viii)                        Epirus will issue, or cause the issuance of, the Initial Shares to the Sellers in accordance with Section 1.1(b);

(ix)                              Epirus shall cause an extraordinary general meeting of

Bioceros’ shareholders for the purpose of appointing new members of Bioceros’ supervisory board to replace, upon the Closing Date, the persons that resign as referred to under (v) above; and

(x)                                 Epirus shall cause to be filed with the Company Register all corporate changes of Bioceros contemplated by this Section 1.3 which are required to be so filed.

(d)                                 If any of the Parties fails to comply in all material respects with any of its obligations to effect the Share Transfer on or prior to the Closing Date (a “Defaulting Party”), the non-Defaulting Party may, without prejudice to any other right or remedy available to it:

(i)                                     proceed with Closing on the Closing Date so far as practicable; or

(ii)                                  set a new date for Closing or, as the case may be, for the performance of the remaining Closing actions; or

(iii)                               terminate this Agreement by written notice to the Defaulting Party,

provided that the non-Defaulting Party may only terminate the Agreement if (i) the failure by the Defaulting Party to comply in all material respects with its obligations to effect the Share Transfer is not capable of remedy within ten (10) Business Days after the date on which the failure occurred or (ii) the failure by the Defaulting Party to comply in all material respects with its obligations to effect the Share Transfer is capable of remedy within ten (10) Business Days and such failure is not remedied within ten (10) Business Days after the date on which the failure occurred.

(e)                                  In the event the non-Defaulting Party chooses, in such Party’s sole discretion, not to effect or complete Closing in accordance with this Section, a new date for Closing may be set by such non-Defaulting Party occurring in the period between five (5) and twenty (20) Business Days after the original Closing Date, in which case the provisions of Section 1.3 shall apply to the Closing as so deferred. The Defaulting Party may only object to the new Closing Date set by the non-Defaulting Party for a specific reason, such as in the event that the Defaulting Party is reasonably not capable of complying with the respective obligation within the set time.

(f)                                   To the extent that any of the documents or actions listed in Section 1.3 shall have been executed before Closing, they shall be deemed to have taken place at Closing.

1.4                               Indemnity Setoff Right.  To the extent that Epirus has a valid indemnification claim for recovery pursuant to Section 9 hereof, Epirus shall be permitted to setoff such claim against (i) the Second Installment Shares, until six months after the Closing Date, and (ii) the Second Installment Cash Consideration, until the first anniversary of the Closing Date; provided, that Epirus’s right to setoff such claim against the Second Installment Cash Consideration shall be limited to a maximum amount of $1 million. For the purposes of this Section 1.4, the value of the Second Installment Shares shall be the closing price of such shares on the NASDAQ Capital Market on the date on which any setoff with respect to those shares occurs, multiplied by the number of such shares, which shall be limited, however, to a maximum amount of $2.5 million.

1.5                               Tax Consequences.  Neither Bioceros nor Epirus makes any representation or warranties to Bioceros or any Seller regarding the Tax treatment of the Share Transfer or any transactions contemplated by this Agreement.  All such Parties shall rely solely on their own respective Tax and legal advisors in connection with this Agreement, the Share Transfer and the other transactions or agreements contemplated by this Agreement.

2.                                      Representations and Warranties of Bioceros.  Subject to the disclosures contained in the disclosure schedule delivered to Epirus by Bioceros concurrently with the execution of this Agreement (Schedule 2, the “Bioceros Disclosure Schedule”) and the documents included in the Electronic Data Room, Bioceros represents and warrants to Epirus that the statements contained in this Section 2 are true and correct as of the date hereof and will be true and correct as of the Closing Date.

2.1                               Authority.  Bioceros is a company duly organized and validly existing under the laws of The Netherlands. Bioceros’ articles of association are in conformity with the provisions of the Company Act and Bioceros is properly registered with the Company Register.  Each of Bioceros’ Subsidiaries is an entity duly organized, validly existing and, to the extent “good standing” is of legal significance in the applicable jurisdiction of organization, in good standing under the laws of its jurisdiction of organization. Bioceros has provided to Epirus true and correct copies of the articles of association of Bioceros and the equivalent organizational documents of each of its Subsidiaries, each as amended to date.  Except as set forth in Section 2.1 of the Bioceros Disclosure Schedule, Bioceros does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Each entity set forth in Section 2.1 of the Bioceros Disclosure Schedule is a Subsidiary of Bioceros.  With respect to each Subsidiary set forth in Section 2.1 of the Bioceros Disclosure Schedule, Bioceros owns all of the Share Capital of each such Subsidiary and there is no other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, profit participation right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to such Subsidiary or such Subsidiary’s assets, or other contract or commitment that could require Bioceros or such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock of any such Subsidiary (contingent or otherwise).  Bioceros has not violated any of the provisions of its articles of association.  Bioceros has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby with respect to which Bioceros is a party.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby with respect to which Bioceros is a party have been duly authorized by all necessary corporate action on the part of Bioceros.  The Board of Directors of Bioceros has unanimously approved the transactions contemplated by this Agreement with respect to which Bioceros is a party.  The execution and delivery of this Agreement by Bioceros does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Company Act, any other law or regulation or the articles of association of Bioceros.  This Agreement has been duly executed and delivered by Bioceros and constitutes the valid and binding obligation of Bioceros enforceable against Bioceros in accordance with its terms to the extent this Agreement is applicable to Bioceros.

2.2                               Non-Contravention.  Except as set forth in Section 2.2 of the Bioceros Disclosure Schedule, the execution and delivery of this Agreement by Bioceros does not, and the consummation of the transactions contemplated hereby with respect to which Bioceros is a party will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Material Contract (other than Government Grants), (ii) trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation, source code right or other third-party right binding on Bioceros or its Subsidiaries under any Material Contract (other than Government Grants), or (iii) to Bioceros’ Knowledge, contravene, conflict with or result in any limitation on Bioceros’ or its Subsidiaries’ or, post-Closing, Epirus’, right to own or use any Company Intellectual Property. Bioceros and each of its Subsidiaries is, to the extent that being qualified to do business and in “good standing” is of legal significance in the applicable jurisdiction, is qualified to do business and in good standing in each jurisdiction in which it conducts business activities or has assets requiring it to be qualified to do business.

2.3                               Permits; Government Grants.

(a)                                 Bioceros is in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Authority”) (collectively, “Laws”) applicable to Bioceros, any of its properties or other assets or any of their businesses or operations. Bioceros holds all clearances, licenses, permits, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Authorities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, the Directive 2001/83/EC, the Dutch Medicine Act, GMP Guidelines and the Dutch Code of Conduct for Pharmaceutical Advertising, and any other Governmental Authority that regulates the quality, safety, efficacy or manufacturing of Bioceros’ products (any such Governmental Authority, a “Company Regulatory Agency”) necessary for the lawful operation of the Bioceros Business until the Closing Date (the “Permits”), and all such Permits are valid and in full force and effect.  Bioceros is in compliance in all material respects with the terms of all Permits, and except as set forth in Section 2.3 of the Bioceros Disclosure Schedule, no event has occurred that, to the Knowledge of Bioceros, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit, provided that Sellers do not warrant that the contemplated acquisition of Bioceros by Epirus will not trigger any termination, redemption or other rights of Governmental Authorities.  Bioceros has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any applicable Governmental Authority, alleging that any operation or activity of Bioceros is in material violation of any applicable Law or Permit.

(b)                                 Bioceros has made available to Epirus as of the date hereof (i) all correspondence, other than immaterial correspondence, sent to and received from Governmental

Authorities by Bioceros that concerns or would reasonably be expected to impact the production process or a product candidate of Bioceros and (ii) all existing written records relating to all material discussions and all meetings between Bioceros and Governmental Authorities.

(c)                                  The animal studies and preclinical tests being conducted by, or on behalf of, Bioceros are being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of Bioceros and applicable requirements of all applicable industry standards.  Bioceros has not received any written notice from any regulatory or Governmental Authority requiring the termination or suspension or material modification of any animal study of preclinical test being conducted by or on behalf of Bioceros. Bioceros does not conduct, and has not conducted, human clinical trials.

(d)                                 All grants received by Bioceros or its Subsidiaries from all Governmental Authorities (“Grants”) have been duly authorized and Bioceros and its Subsidiaries are in full compliance with the terms of such Grants.

2.4                               Financial Statements.

(a)                                 Bioceros has delivered to Epirus its unaudited consolidated financial statements for each of the fiscal years ended December 31, 2014 and 2013, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the three-month period ended March 31, 2015 (the “Bioceros Balance Sheet Date”) (collectively, all such financial statements, the “Bioceros Financial Statements”).  The Bioceros Financial Statements have been (i) placed in the Electronic Data Room and (ii) prepared in accordance with Netherlands law (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other.  The Bioceros Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Bioceros and its Subsidiaries as of the dates, and for the periods, indicated therein, all in accordance with Netherlands law (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material).

(b)                                 Bioceros and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Bioceros and to maintain accountability for assets; (iii) access to the assets of Bioceros and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Bioceros and its Subsidiaries are not party to or otherwise involved in any off-balance sheet arrangements.

2.5                               Capital Structure.  Except as set forth on Section 2.5 of the Bioceros Disclosure Schedule:

(a)                                 The authorized share capital of Bioceros consists of 3,000,000 ordinary shares and 2,300,000 cumulative preference shares with a nominal value of EUR 0.10 each.  As of the date of this Agreement, 767,634 ordinary shares have been issued and 479,715 cumulative preference shares have been issued and there is no other Share Capital issued or outstanding.  Bioceros has no outstanding options or warrants to purchase Bioceros common shares.

(b)                                 All of the issued and outstanding Share Capital has been duly authorized and validly issued, are fully paid and non-assessable and are free of any Encumbrances. The issued and outstanding Share Capital is not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal that were not complied with (or waived by the applicable Seller), in each case (i) created by statute, (ii) the articles of association of Bioceros or (iii) any agreement to which Bioceros is a party or by which it is bound.

(c)                                  Bioceros has not sold or otherwise issued securities in violation of any applicable securities laws.

(d)                                 Bioceros has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any Share Capital or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(e)                                  There are no agreements of Bioceros or its Subsidiaries to register any securities under the Securities Act or any other securities law.  There are no agreements to which Bioceros or any of its Subsidiaries is a party, or to which any Share Capital is subject, relating to the voting of Share Capital or otherwise granting, limiting or affecting the rights pertaining to Share Capital.

(f)                                   The Bioceros Payout Spreadsheet sets forth a true and complete list as of the date of this Agreement of all holders of Share Capital and the Share Capital held by each holder.  Except as set forth on the Bioceros Payout Spreadsheet, no Seller will be entitled to receive any payment with respect to his, her or its Share Capital as a result of this Agreement, the Share Transfer or any other of the transactions contemplated hereby.

(g)                                  There are not now, and will not be as of the Closing, any Bioceros Other Equity Rights outstanding or issuable.

2.6                               Absence of Undisclosed Liabilities.  Neither Bioceros nor any of its Subsidiaries has any Liabilities other than (a) those specifically set forth in the consolidated balance sheet of Bioceros as of the Bioceros Balance Sheet Date (the “Bioceros Balance Sheet”); and (b) immaterial Liabilities incurred following the Bioceros Balance Sheet Date in the ordinary course of business consistent with past practice; (c) Liabilities (other than for breach thereof) under Material Contracts, (d) immaterial Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; and (e) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business since the Bioceros Balance Sheet Date.

2.7                               Litigation.  Section 2.7 of the Bioceros Disclosure Schedule sets forth (i)

any private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation that is pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Bioceros, threatened, in which Bioceros or any of its Subsidiaries or any of their properties is involved or implicated, and (ii) any outstanding injunction, judgment, decree or order against Bioceros or any of its Subsidiaries or any of their properties.  To the Knowledge of Bioceros, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against any current or former officer or director of Bioceros or any of its Subsidiaries in their capacities as such.

2.8                               Intellectual Property.

For purposes of this Agreement:

(a)                                 “Company Intellectual Property” means all Intellectual Property owned or held for use by Bioceros.

(b)                                 “Company Technology” means all Technology owned or held for use by Bioceros.

(c)                                  “Intellectual Property” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions, concepts, trade secrets, discoveries, ideas and technical data and information, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by patents (collectively, “Trade Secrets”); and (C) all applications, registrations and permits related to the foregoing.

(d)                                 All Company Technology owned or held for use by Bioceros is disclosed in Section 2.8(d) of the Bioceros Disclosure Schedule. Furthermore, Section 2.8(d) of the Bioceros Disclosure Schedule sets forth an accurate and complete list of all Patents owned by or filed by or on behalf of Bioceros and lists the jurisdictions in which such Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed. The foregoing Intellectual Property is to Bioceros’ Knowledge valid, enforceable and subsisting.

(e)                                  Bioceros is, to Bioceros’ Knowledge, the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, all of the Company Intellectual Property and Company Technology, free and clear of all Liens.  The use, practice or other commercial exploitation of the Company Intellectual Property and the Company Technology by Bioceros, and the business, operations, products and services of Bioceros, do, to Bioceros’ Knowledge, not infringe, constitute an unauthorized use of, violate or misappropriate any Intellectual Property of any third Person.  Bioceros is not a party to or the subject of any pending or, to the Knowledge of Bioceros, threatened suit, action, investigation or proceeding which involves a claim (i) against Bioceros of infringement, unauthorized use, misappropriation or violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of Bioceros to use, sell, exercise, license, transfer or dispose of any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. To the Knowledge of Bioceros, no Person (including employees and former employees of Bioceros) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and Bioceros has not made or threatened to make any such claims against any Person (including employees and former employees of Bioceros).

(f)                                   To Bioceros’ Knowledge, no Trade Secret or any other non-public, proprietary information material to the Bioceros Business has been authorized to be disclosed or has been actually disclosed to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use thereof.  Bioceros has taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality of all Trade Secrets and any other confidential information of Bioceros.

(g)                                  Bioceros has entered into valid and enforceable written agreements with all past and present employees, consultants, and independent contractors who have been employed or retained at any time by Bioceros in connection with the conception, development or other creation of Intellectual Property or Technology, pursuant to which such Persons have (i) assigned to Bioceros all their rights, title, and interest in and to such Intellectual Property and Technology; and (ii) agreed to hold all Trade Secrets of Bioceros in confidence both during and after their employment or engagement, as applicable. To the Knowledge of Bioceros, all of such agreements are in full force and effect and have not suffered a material default or breach.

(h)                                 Immediately following the Closing, Epirus shall, to Bioceros’ Knowledge, have the right to exercise all rights under Bioceros Intellectual Property and the Company Technology to the same extent and in the same manner as Bioceros would have been able to had the Share Transfer not occurred, without the payment of any additional consideration or the necessity of any third Person’s consent as a result of such Share Transfer.

(i)                                     Notwithstanding anything else stated in this Section 2.8, the warranties by Bioceros are limited to the Bioceros CHOBC® platform only. Bioceros does not grant any warranty or representation that the generation and/or use of (biosimilar or novel) monoclonal antibodies expressed by the Bioceros CHOBC® platform does not infringe any composition of matter and/or sequence and/or use patent or patent application of a Third Party. Epirus relies in this respect on its own freedom to operate searches, acknowledging that Bioceros has not conducted freedom to operate searches in that respect.

2.9                               Interested Person Transactions.  Neither Bioceros nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Bioceros or its Subsidiaries (except for amounts due as normal salary for the current payroll period and in reimbursement of ordinary expenses), and no such person is indebted to Bioceros or any of its Subsidiaries.  There has been no transaction since January 1, 2015, and there is no currently proposed transaction, in which Bioceros was or is to be a participant and the amount involved exceeds $120,000, and in which any director, executive officer or immediate family member (within the meaning of Item

404 of Regulation S-K under the Securities Act) of any director or executive officer of Bioceros had or will have a direct or indirect material interest (within the meaning of Item 404 of Regulation S-K under the Securities Act).

2.10                        Minute Books.  The minute books of Bioceros and the analogous collection of corporate documents for each of its Subsidiaries have been provided to Epirus through the Electronic Data Room and they contain (a) a materially complete and accurate summary of all meetings of directors and shareholders and copies of all actions by written consent since the time of incorporation of Bioceros and (b) a materially complete and accurate summary of all meetings of the management bodies and equity holders and copies of all actions by written consent since the time of organization of each of its Subsidiaries.

2.11                        Material Contracts.  All Material Contracts of Bioceros or any of its Subsidiaries are listed in Section 2.11 of the Bioceros Disclosure Schedule.  With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Bioceros or one of its Subsidiaries, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Bioceros’ Knowledge, have been caused by a party to such Material Contract other than Bioceros, and, to Bioceros’ Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (b) except as set forth in Section 2.11 of the Bioceros Disclosure Schedule, the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Bioceros’ Knowledge, have been caused by a party to such Material Contract other than Bioceros; and (c) neither Bioceros nor any of its Subsidiaries nor, to Bioceros’ Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Bioceros or any of its Subsidiaries, or to Bioceros’ Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.  Neither Bioceros nor any of its Subsidiaries is a party to any Material Contract that is an oral contract or other legally-binding unwritten arrangement. “Material Contract” means any contract, agreement or commitment to which Bioceros or any of its Subsidiaries is a party (a) with expected future receipts or expenditures in excess of $50,000, (b) requiring Bioceros or any of its Subsidiaries to indemnify any person or entity (other than indemnification provisions in standard agreements with Bioceros customers arising in the ordinary course of business, the forms of which have been delivered to Epirus); (c) evidencing indebtedness for borrowed or loaned money that is still outstanding, including outstanding guarantees of indebtedness; (d) evidencing a lease of real property; (e) that could reasonably be expected to have a Material Adverse Effect if breached by Bioceros or any of its Subsidiaries in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Bioceros or any of its Subsidiaries; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; (f) that could reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement; or (g) that includes any restriction on the right of Bioceros or any of its Subsidiaries to compete in a specified geographic region or that provides any Third Party with any rights to impose operational exclusivity or other restrictions on competition against Bioceros or any of its Subsidiaries.

2.12                        Accounts Receivable.  Subject to any reserves specifically identified in the Bioceros Financial Statements, the accounts receivable shown on the Bioceros Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than Affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims.  To the best of Bioceros’ Knowledge and belief, Bioceros’ accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts specifically identified in the Bioceros Financial Statements.

2.13                        Employees and Consultants.

(a)                                 Section 2.13 of the Bioceros Disclosure Schedule accurately lists, as of the date of this Agreement and as of the Closing Date, the names of all employees (whether full-time, part-time, temporary, leased or other), independent contractors and consultants of Bioceros and its Subsidiaries, as well as each such individual’s (a) base salary or hourly wage rate, as applicable, (b) full or part-time status, (c) location of employment, (d) accrued, but unused vacation, sick and/or paid time off, and the rate at which such paid leave is accrued, (e) dates of employment, (f) positions, (g) whether active or on a leave of absence (and if on a leave of absence, the type of leave) and (h) incentive compensation arrangements, bonuses, and commissions, (i) any contractual notice and severance payments in the event of termination of employment or change in control, (j) retention and other like benefits paid or payable (in cash or otherwise), and (k) service credited for purposes of vesting and eligibility to participate under any Bioceros compensation arrangement or other benefit plan or arrangement. Bioceros has delivered to Epirus all contracts and agreements (and any amendments thereto) relating to the compensation and other benefits set forth in Section 2.13 of the Bioceros Disclosure Schedule.

(b)                                 Bioceros and its Subsidiaries are in compliance, and have at all times been in compliance, with all applicable laws and regulations respecting terms and conditions of employment, immigration and taxation.  Bioceros and its Subsidiaries have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage.  Except as set forth in Section 2.13 of the Bioceros Disclosure Schedule, neither Bioceros nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or group, nor does Bioceros or any of its Subsidiaries know of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize its employees. Except as set forth in Section 2.13 of the Bioceros Disclosure Schedule, there is no union, works council, employee representative or other labor organization or group of employees, which, pursuant to applicable statute, law, regulation or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. Bioceros and each of its Subsidiaries have provided all employees with all wages, benefits, accrued vacation, relocation benefits, bonuses and incentives, and all other compensation that has become due and payable, to date.  Bioceros has not incurred any liability under plant-closing or similar laws or regulations that remains unsatisfied, nor shall any terminations on or prior to the Closing Date result in unsatisfied liability under such statutes, foreign statutes, laws or regulations.  The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Bioceros or any Subsidiary to severance benefits or any other additional payment not reflected in Section 2.13 of the Bioceros Disclosure Schedule, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.14                        Title to Property.  Bioceros and its Subsidiaries have good and marketable title to all of their properties, interests in properties and assets, real and/or personal, reflected in the Bioceros Balance Sheet or acquired after the Bioceros Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Bioceros Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current Taxes not yet due and payable; (b) such imperfections of title, liens and easements and similar Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing indebtedness for borrowed money that are reflected on the Bioceros Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business consistent with past practice; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law incurred in the ordinary course of business consistent with past practice; and (f) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens incurred in the ordinary course of business consistent with past practice.  The plants, property and equipment of Bioceros which are used in the Bioceros Business are in all material respects in good operating condition and repair, subject to normal wear and tear.  All used in the Bioceros Business are reflected in the Bioceros Balance Sheet to the extent required by Netherlands law.  Bioceros owns no real property.

2.15                        Environmental Matters.

(a)                                 The following terms shall be defined as follows:

(i)                                     “Environmental Laws” shall mean any applicable governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, injunctions, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 2.15(a)(ii).

(ii)                                  “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

(b)                                 Bioceros and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by Bioceros or any of its Subsidiaries at any time (collectively, “Facilities”) and to Bioceros’ Knowledge, no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Facilities that may or will give rise to liability of Bioceros or any of its Subsidiaries under Environmental Laws.  To Bioceros’ Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Facilities.  To Bioceros’ Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Facilities.  To Bioceros’ Knowledge, no employee of Bioceros or any of its Subsidiaries or other person has claimed that Bioceros or any of its Subsidiaries is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against Bioceros or any of its Subsidiaries, or, to Bioceros’ Knowledge, threatened against Bioceros or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws; and Bioceros is not aware of any facts or circumstances that could reasonably form the basis for assertion of a claim against Bioceros or any of its Subsidiaries or that could reasonably form the basis for liability of Bioceros or any of its Subsidiaries, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

2.16                        Taxes.

(a)                                 Tax Returns.  Bioceros and each of its Subsidiaries has prepared and timely filed, or has had prepared and timely filed on its behalf, all material Tax Returns required to be filed with any Tax Authority, and such Tax Returns are true, accurate and complete in all material respects.  No claim has ever been made in writing by a Tax Authority in a jurisdiction where Bioceros or any of its Subsidiaries has not filed Tax Returns that Bioceros or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  Neither Bioceros nor any of its Subsidiaries is subject to income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.  Bioceros has provided to Epirus in the Electronic Data Room copies of all income Tax Returns and all other material Tax Returns filed by Bioceros and its Subsidiaries for all periods since December 31, 2012.

(b)                                 Tax Payments; Accruals; Withholding.  Bioceros and each of its Subsidiaries has timely paid all Taxes that have become due (whether or not shown on a Tax

Return).  Neither Bioceros nor any of its Subsidiaries has any Liabilities for unpaid Taxes other than (i) those reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between financial accounting and Tax income) set forth on the Bioceros Balance Sheet; and (ii) those incurred following the Bioceros Balance Sheet Date in the ordinary course of business consistent with past practice.  All Taxes that the Bioceros and its Subsidiaries have been required to withhold or to collect for payment have been withheld or collected by Bioceros and to the extent required, paid to the appropriate Tax Authorities.  There are no liens for Taxes upon any of the assets of Bioceros or its Subsidiaries other than liens for Taxes not yet due and payable.

(c)                                  Deficiencies; Waivers; Audits; Rulings.  No Tax deficiency is outstanding or assessed or, to Bioceros’ Knowledge, proposed against Bioceros or any of its Subsidiaries that is not reflected as a liability on the Bioceros Balance Sheet.  Neither Bioceros nor any of its Subsidiaries has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver or extension is currently in effect.  No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Bioceros or any of its Subsidiaries.

(d)                                 Liability for any Other Person’s Taxes.  Neither Bioceros nor any of its Subsidiaries has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(e)                                  FIRPTA; Transfer Taxes.  Inasmuch as none of them owns or has ever owned any interest in any real property, neither Bioceros nor any of its Subsidiaries has been at any time a “United States real property holding corporation” within the meaning of section 897(c)(2) of the Code.  No transfer Taxes of any kind will be due and payable by Bioceros or any of its Subsidiaries as a result of transactions contemplated by this Agreement.

2.17                        Insurance.  All policies of insurance and of Bioceros and its Subsidiaries are disclosed in the Electronic Data Room. To Bioceros’ Knowledge, such policies of insurance are of a type and in an amount customarily carried by persons conducting business similar to that of Bioceros in Europe. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Bioceros and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.  Bioceros has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.18                        Compliance With Laws.  Bioceros and its Subsidiaries have complied with, are not in violation of and have not received any notices of violation with respect to, any applicable law or regulation, including but not limited to (i) applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; (ii) applicable statutes, laws and regulations governing the import or export of commodities, software or technology into any country or from any country in which the Bioceros Business is conducted and the payment of required duties and tariffs in connection with same; and (iii)

anti-bribery and anti-corruption laws; except for such violations as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

2.19                        Brokers’ and Finders’ Fee.  Except as set forth in Section 2.19 of the Bioceros Disclosure Schedule, no broker, finder or investment banker is entitled to brokerage or finder’s fees or agent’s commissions or investment banker’s fees or any similar charges from or through Bioceros or its Subsidiaries in connection with this Agreement, the Share Transfer or any other transaction contemplated hereby.

2.20                        Representations and Documents Complete.  Each document that Bioceros has delivered to Epirus through the Electronic Data Room or via e-mail is a true and complete copy of such document in all material respects and no material schedules, exhibits, amendments, waivers or terminations with respect to such documents have been omitted from the Electronic Data Room or from such delivery via e-mail.

3.                                      Representations and Warranties of Sellers.  Each Seller severally, and not jointly, hereby represents and warrants to Epirus, solely as to such Seller, as of the date hereof and as of the Closing Date, that:

3.1                               Power and Authorization.  If a natural person, such Seller has full legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby with respect to which such Seller is a party.  If a natural person, such Seller is not a U.S. tax resident and, if not a natural person, no person having any interest in or control over such Seller is a U.S. tax resident. If such Seller is not a natural person, the execution and delivery of this Agreement and consummation by such Seller of the transactions contemplated hereby with respect to which such Seller is a party have been duly authorized by all necessary organizational action on the part of such Seller.  This Agreement (a) has been duly executed and delivered by such Seller and (b) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

3.2                               Authorization of Governmental Entities.  Except as set forth on Schedule 3.2, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement or (b) the consummation of the transactions contemplated hereby by such Seller.

3.3                               Non-Contravention.  Except as set forth on Schedule 3.3, neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the transactions contemplated hereby will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as set forth on Schedule 3.3, violate any provision of any law applicable to such Seller; (b) result in a breach or violation of, or default under, any contractual obligation of such Seller; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any person under any contractual obligation; or (d) in the case of each Seller which is not a natural person, result in a breach or violation of, or default under, such Seller’s organizational documents.

3.4                               Title.  Such Seller is the record and beneficial owner of the outstanding Shares set forth opposite such Seller’s name on the Bioceros Payout Spreadsheet, and has good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Such Seller has full right, power and authority to transfer and deliver to Epirus valid title to the Shares held by such Seller, free and clear of all Encumbrances.  Immediately following the Closing, Epirus will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by Epirus.  Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Shares or other equity interests in Bioceros.  In connection with the sale and transfer of the Shares, such Seller shall take or cooperate in the taking of all reasonable actions necessary to cause the ownership of the Shares following the closing to be reflected in Bioceros’ share register or otherwise to appear of record as Epirus may reasonably request.

3.5                               Broker Liability.  Except as set forth on Schedule 3.5, such Seller has no Liability of any kind to any broker, finder or agent with respect to the transactions contemplated by this Agreement, and such Seller agrees to satisfy in full any Liability required to be set forth on Schedule 3.5.

3.6                               Investment Purpose.  Such Seller is acquiring shares of Epirus Common Stock for his, her or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares of Epirus Common Stock in violation of the Securities Act, or any rule or regulation under the Securities Act. Such Seller has had adequate opportunity to obtain from representatives of Epirus such information about Epirus as is necessary for the undersigned to evaluate the merits and risks of its acquisition of the shares of Epirus Common Stock. Such Seller has sufficient expertise in business and financial matters, and access to professional advice, to be able to evaluate the risks involved in the acquisition of the shares of Epirus Common Stock and to make an informed investment decision with respect to such acquisition.

4.                                      Representations and Warranties of Epirus. Epirus represents and warrants to Bioceros and the Sellers that the statements contained in this Section 4 are true and correct.

4.1                               Organization; Authority; Conflicts; Consents.  Epirus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Epirus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Epirus.  This Agreement has been duly executed and delivered by Epirus and constitutes the valid and binding obligation of Epirus enforceable against Epirus in accordance with its terms.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Third Party or Governmental Authority, is required by or with respect to Epirus in connection with the execution and delivery of this Agreement by Epirus or the consummation by Epirus of the Share Transfer and the other transactions contemplated hereby, except for (i) any required filings under the Exchange Act, and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

4.2                               SEC Reports; Financial Statements.

(a)                                 Since January 1, 2015, Epirus has filed and furnished all required reports, schedules, forms, and registration, proxy and other statements with the SEC (collectively, and together with all documents incorporated by reference therein, but excluding the exhibits filed therewith, the “Epirus SEC Documents”).  None of Epirus’ Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective effective dates (in the case of Epirus SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Epirus SEC Documents) or, if later amended or superseded, then on the date of such later filing, the Epirus SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, as the case may be, applicable to such Epirus SEC Documents and none of the Epirus SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. On the Closing Date, the entire outstanding share capital of Epirus consists of 23,572,298 shares of common stock of US$ 0.001 par value per share (the “Epirus Common Stock”), and there are no shares in the share capital of Epirus outstanding with rights and privileges that are senior to the Epirus Common Stock to be issued to the Sellers pursuant to this Agreement nor have rights been granted to Third Parties to acquire such shares.

(b)                                 Epirus has delivered to Bioceros its audited consolidated financial statements for each of the fiscal years ended December 31, 2014 and 2013, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the six-month period ended June 30, 2015 (the “Epirus Balance Sheet Date”) (collectively, all such financial statements, the “Epirus Financial Statements”).  The Epirus Financial Statements have been prepared in accordance with U.S. GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other.  The Epirus Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Epirus and its Subsidiaries as of the dates, and for the periods, indicated therein, all in accordance with U.S. GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material).

(c)                                  Epirus and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Epirus and to maintain accountability for assets; (iii) access to the assets of Epirus and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Epirus and its Subsidiaries are not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).

4.3                               Absence of Undisclosed Liabilities.  Except as set forth in the SEC Documents, neither Epirus nor any of its Subsidiaries has any Liabilities other than (a) those specifically set forth in the consolidated balance sheet of Epirus as of the Epirus Balance Sheet Date (the “Epirus Balance Sheet”); and (b) immaterial Liabilities incurred following the Epirus Balance Sheet Date in the ordinary course of business consistent with past practice; (c) Liabilities (other than for breach thereof) under material contracts to which Epirus is a party, (d) immaterial Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; and (e) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business since the Epirus Balance Sheet Date.

4.4                               Litigation.  Except as set forth in the SEC Documents, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Epirus, threatened, against Epirus or any of its Subsidiaries or any of their properties, nor, to the Knowledge of Epirus and its Subsidiaries, is there any reasonable basis therefor.  To the Knowledge of Epirus, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against any current or former officer or director of Epirus or any of its Subsidiaries (a) in their capacities as such, or (b) affecting the Epirus Business, nor, to the Knowledge of Epirus and its Subsidiaries, is there any reasonable basis therefor.  There is no injunction, judgment, decree or order against Epirus or any of its Subsidiaries or any of their properties.  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Epirus or any of its Subsidiaries has pending or threatened against other parties.  There is no dispute between Epirus or any of its Subsidiaries and any person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that could reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Epirus or any of its Subsidiaries.

4.5                               Insurance.  Epirus and its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses similar to those of Epirus.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Epirus and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.  Epirus has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

4.6                               Permits.

(a)                                 Epirus is in compliance in all material respects with all Laws applicable to Epirus, any of its properties or other assets or any of their businesses or operations.

Epirus holds all clearances, licenses, permits, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Authorities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the regulations of the FDA promulgated thereunder, and any other Governmental Authority that regulates the quality, safety, efficacy or manufacturing of Epirus’ products necessary for the lawful operation of the Epirus Business (the “Epirus Permits”), and all such Epirus Permits are valid and in full force and effect.  Epirus is in compliance in all material respects with the terms of all Epirus Permits, and no event has occurred that, to the Knowledge of Epirus, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Epirus Permit.  Epirus has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any applicable Governmental Authority, alleging that any operation or activity of Epirus is in material violation of any applicable Law or Epirus Permit.  The consummation of the Share Transfer, in and of itself, will not cause the revocation or cancellation of any Epirus Permit.

(b)                                 The clinical trials, animal studies and other preclinical tests being conducted by, or on behalf of, Epirus are being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of Epirus and applicable requirements of all applicable industry standards.  Epirus has not received any written notice from any regulatory or Governmental Authority requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial being conducted by or on behalf of Epirus.

4.7                               Compliance With Laws.  Epirus and its Subsidiaries have complied with, are not in violation of and have not received any notices of violation with respect to any applicable law or regulation, including but not limited to (i) applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; (ii) applicable statutes, laws and regulations governing the import or export of commodities, software or technology into any country or from any country in which the Epirus Business is conducted and the payment of required duties and tariffs in connection with same; and (iii) anti-bribery and anti-corruption laws; except for such violations as would not individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.8                               Sufficient Funds.  Epirus has sufficient cash resources to enable it to consummate the transactions contemplated hereby.

5.                                      Conduct Prior to the Closing.

5.1                               Conduct of Business.  Except (i) as set forth on Schedule 5.1, (ii) to the extent expressly required by this Agreement, or (iii) as consented to in advance and in writing by Epirus (which consent shall not be withheld, delayed or conditioned if withholding, delaying or conditioning such consent would be unreasonable), Bioceros agrees, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing: (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) to pay or perform other obligations when due;

and (d) to use all its reasonable commercial efforts to preserve intact its present business organization, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Closing.  Bioceros agrees to promptly notify Epirus of (a) any event that could reasonably be expected to have a Material Adverse Effect; (b) any event that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement, and (c) any change in its capitalization as set forth in Section 2.5.  Without limiting the foregoing, except as expressly contemplated by this Agreement or as set forth on Schedule 5.1, neither Bioceros nor any of its Subsidiaries shall do, cause or permit any of the following, without the prior written consent of Epirus:

(a)                                 Charter Documents.  Cause or permit any amendments to its articles of association;

(b)                                 Dividends; Changes in Share Capital.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Share Capital, or split, combine or reclassify any of its Share Capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Share Capital, or repurchase or otherwise acquire, directly or indirectly, any Share Capital except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)                                  Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Share Capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(d)                                 Intellectual Property.  Transfer to any person or entity any Company Intellectual Property, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of rights to Company Intellectual Property;

(e)                                  Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Intellectual Property;

(f)                                   Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, other than sales in the ordinary course of business consistent with past practice;

(g)                                  Indebtedness.  Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(h)                                 Agreements.  Enter into, terminate or amend, in a manner that will adversely affect the Bioceros Business, (i) any agreement involving the obligation to pay or the right to receive $50,000 or more, or (ii) any agreement that is or would be a Material Contract;

(i)                                     Payment of Obligations.  Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not set forth on the Bioceros Balance Sheet or arising in the ordinary course of business;

(j)                                    Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(k)                                 Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l)                                     Employee Plans.  Amend any compensation arrangement or other benefit plan or arrangement, or adopt any compensation arrangement or other benefit plan or arrangement, except in order to comply with applicable laws or regulations;

(m)                             New Hires; Pay Increases.  Hire any new officer-level employee, pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement), or increase the benefits, salaries or wage rates of its employees;

(n)                                 Severance Arrangements.  Except for payments made pursuant to written agreements outstanding on the date of this Agreement and disclosed on the Bioceros Disclosure Schedule, grant or pay any severance or termination pay or benefits to any director or officer or employee;

(o)                                 Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where Bioceros in good faith determines that failure to commence suit would result in the material impairment of a valuable right, provided that it consults with Epirus prior to the filing of such a suit;

(p)                                 Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(q)                                 Taxes.  Make or change any election in respect of Taxes, change any accounting method in respect of Taxes, adopt or change any period of accounting, file any material Tax Return or any amendment to a Tax Return, enter into any closing agreement or similar agreement or arrangement with respect to Taxes, settle any claim or assessment in respect of Taxes, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)                                    Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(s)            Collections.  Collect any account receivable other than in the ordinary course of business; or

(t)            Other.  Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1.

5.2          Confidentiality.  The Parties acknowledge that Epirus and Bioceros have previously executed a Confidentiality Agreement dated April 29, 2015 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, notwithstanding the execution and delivery of this Agreement or any termination of this Agreement.  To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail, except that the termination and non-termination provisions of the Confidentiality Agreement shall survive the termination of this Agreement.

6.             Additional Agreements.

6.1          Access to Information.  Bioceros covenants that Bioceros and its Subsidiaries and representatives will afford Epirus and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date of this Agreement through the Closing (the “Pre-Closing Period”), to (A) all properties, personnel, books, contracts, and records of Bioceros and its Subsidiaries and (B) all other information concerning the business, properties and personnel of Bioceros and its Subsidiaries as Epirus may reasonably request.  Subject to compliance with applicable law, during the Pre-Closing Period, Bioceros shall confer on a regular and frequent basis with one or more representatives of Epirus to report regarding Bioceros’ operational matters of materiality and the general status of Bioceros’ ongoing operations.

6.2          Public Disclosure.  Bioceros covenants that neither Bioceros, any of its Subsidiaries, any Seller or any of their Affiliates shall, without the consent of Epirus, issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by law.  Epirus shall prepare a press release, which shall be substantially in the form of Exhibit E attached hereto.

6.3          Regulatory Approvals; Further Assurances.  Subject to the terms hereof, the Parties shall each use all their reasonable commercial efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Authority or any other Third Party any consents, licenses, permits, waivers, approvals, authorizations, actions, non-actions, or orders required to be obtained or made by the Parties in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Parties shall cooperate with each other in connection with the making of all such filings (subject to legal requirements regarding the sharing of information), including providing copies of all such documents to the other party’s advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Parties shall each use all their reasonable commercial efforts (subject to legal requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

6.4          Bioceros Payout Spreadsheet and Net Cash Payout Statement.

(a)           Bioceros shall deliver to Epirus, no later than five (5) business days prior to the Closing, the “Bioceros Payout Spreadsheet”, which shall be set forth as Schedule 6.4 attached hereto and shall set forth as of the Closing: all Sellers, the Share Capital held by each Seller, the portion of the Fixed Cash Consideration, Net Cash Payout and Equity Consideration to be issued to each such Seller at the Closing and to be placed in the Escrow Account under the Escrow Agreement attached hereto as Exhibit D and the NME Completion Interests to be held by each such Seller, and the foregoing shall be certified as true and correct on behalf of Bioceros by Bioceros’ principal financial officer. The Bioceros Payout Spreadsheet shall also set forth the last known address for each Seller.

(b)           Bioceros shall deliver to Epirus, as soon as possible prior to the Closing, a statement indicating the components of the Net Cash Payout (the “Net Cash Payout Statement”), which shall be set forth as Schedule 1.2 attached hereto.

6.5          Employees.

(a)           Epirus shall obtain, from each person listed on Schedule 6.5 (the “Bioceros Key Employees”), signed documentation confirming post-Closing continuing employment with Epirus (or one of Epirus’ Subsidiaries, which may be, after the Closing, Bioceros) pursuant to employment letter (an “Employment Letter”), with the understanding that the total remuneration package of the Bioceros Key Employees, which includes the salary, bonus and other current rights and benefits of such Bioceros Key Employees (including but not limited to travel allowance, pension benefits and vacation days), shall not be less than was paid to such Bioceros Key Employees during Bioceros’ last full fiscal year, subject to paragraph (b) hereof.  Bioceros shall assist Epirus in its efforts to cause each person listed in Schedule 6.5 to execute and deliver to Epirus an Employment Letter. Existing compensation and benefits of other Bioceros employees shall be maintained following the Closing in the same manner as their current employment conditions (subject to paragraph (b) hereto). For the avoidance of doubt: the bonuses of the Bioceros Key Employees for the year 2015 are guaranteed (regardless of actions taken by Epirus or Bioceros upon instruction of Epirus after the Closing Date).

(b)           Bioceros employees who become employees of Epirus following the Closing shall be eligible to participate in Epirus employee benefit plans, including equity compensation plans, on the same terms and subject to the same conditions as are applicable to current Epirus employees, in accordance with customary practices in the jurisdiction of employment. Prior to the Closing, the Parties shall agree upon an organizational chart indicating the positions to be held by each Bioceros employee to be retained by Epirus following the Closing.

(c)           Notwithstanding the foregoing, subject to applicable law and the terms of any existing employment agreements by and between Bioceros and its employees, and except as otherwise specifically set forth herein, nothing in this Agreement is intended to restrict Epirus’ rights to (a) modify the terms of any existing employment agreements or arrangements by and between Bioceros and its employees or (b) terminate any of Bioceros’ or Epirus’ benefit plans in a manner consistent with their terms, all to the extent allowed under Dutch law employment regulations.

6.6          Employee Loans.  Bioceros shall cause all loans to Bioceros’ employees, if any, to be repaid in full in accordance with their terms as of or prior to the Closing.

6.7          Expenses; Break-up Fee.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. If the Closing shall not have occurred by September 17, 2015, and such failure shall be the result of an action or failure to take action by Epirus, other than a decision not to proceed with the Closing as a result of a material, negative due diligence finding with respect to Bioceros (i.e. a finding that is materially inconsistent with and negatively deviating from the information provided by Bioceros to Epirus prior to the opening of the Electronic Data Room), Epirus shall pay Bioceros a fee of $250,000 (the “Break-up Fee”) within 30 days of September 17, 2015.

6.8          Resignations.  To the extent permitted by applicable law and as Epirus and Bioceros agree, Bioceros shall cause the officers and directors of Bioceros’ Subsidiaries to resign from such positions effective on or prior to Closing and shall cause designees jointly designated by Epirus and Bioceros to be appointed to such positions, effective upon the Closing.

6.9          Epirus Shares.

(a)           Private Placement.  Each Seller hereby acknowledges and agrees that the offer and sale of the shares of Epirus Common Stock is being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, such shares of Epirus Common Stock cannot be resold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exception from such registration is available.

(b)           Lock-Up. Each Seller hereby agrees that it shall not sell, assign, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, encumber or dispose of, directly or indirectly, shares of Epirus Common Stock received by him, her or it as follows, subject to Section 10.5:

(i)            with respect to the Initial Shares, no such shares may be sold for a period of at least six months from the Closing Date; 50% of such shares may be sold beginning six months and one day from the Closing Date; 75% of such shares may be sold beginning twelve months and one day from the Closing Date; and 100% of such shares may be sold beginning eighteen months and one day from the Closing Date; and

(ii)           with respect to the Second Installment Shares, no such shares may be sold for a period of at least six months from the date on which such shares are issued; 50% of such shares may be sold beginning six months and one day from the date on which such shares are issued; and 100% of such shares may be sold beginning twelve months and one day from the date on which such shares are issued.

Any transfer or purported transfer in violation of this Section 6.9 shall be voidable by Epirus, and Epirus shall not be required or obligated to register any transfer of any shares of Epirus Common Stock in violation of this Section 6.9.  Epirus may, and may instruct its transfer agent, to place such stop transfer orders as may be required on the transfer books of Epirus in order to ensure compliance with this Section 6.9. Further, each Seller hereby agrees that, in the event that Epirus undertakes an underwritten offering of the Epirus Common Stock during the two (2) years following the Closing Date, each Seller shall execute an agreement in connection with such offering pursuant to which such Seller shall suspend and/or limit trading of Epirus Common Stock in a manner considered reasonable and customary by the investment bank that has the lead in such offering for persons in the same position as the Sellers and under the conditions that persons in a similar position as the Sellers are subject to at least the same restrictions. Likewise, each of the Sellers shall not be subject to restrictions that are more stringent than the restrictions applicable to Epirus representatives. Each certificate representing shares of Epirus Common Stock issued to any Seller pursuant to this Agreement, if any, shall be endorsed with a legend in substantially the form set forth below:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF (A) UNTIL THE DATES SPECIFIED IN SECTION 6.9 OF THAT CERTAIN STOCK PURCHASE AGREEMENT DATED AS OF SEPTEMBER 9, 2015 AND (B) EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER.”

All Parties acknowledge that the offer and sale of the shares of Epirus Common Stock is being made pursuant to an exemption from the Prospectus Directive (Directive 2003/71/EG, as amended by Directive 2010/73/EC on 24 November 2010) as it is addressed to fewer than 150 persons per Member State. The offer of shares of Epirus Common Stock in the Netherlands is not subject to supervision of the Authority for Financial Markets (Autoriteit Financiële Markten). No prospectus is required for this activity.

(c)           Rule 144.  Epirus shall (a) timely file all reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and (b) promptly take such further action as any Seller may reasonably request, to the extent required from time to time to enable such Seller to sell his, her or its shares of Epirus Common Stock promptly following the dates that are specified in Section 6.9(b) without registration under the Securities Act, within the limitation of the exemptions provided by (i) Rule 144 or (ii) any similar rule or regulation hereafter adopted by the SEC.

(d)           Epirus Change of Control. Notwithstanding the foregoing, in the event of an Epirus Change of Control, all lock-up obligations for the Sellers shall be deemed expired and Epirus shall forthwith take any and all actions reasonably necessary in order to allow the Sellers to offer all Epirus Common Shares that form part of the Equity Consideration in the course of such Epirus Change of Control, if a Seller so elects.

6.10        Unwinding and/or Amendment of Prior Agreements.  Prior to the Closing, Bioceros shall take all necessary actions to cause:

(a)           the existing asset purchase agreement and master service agreement between Bioceros and BiocerOX Products B.V., both dated June 26, 2013, to be terminated, with Bioceros retaining no revenue share rights and having no underlying support obligations; subject, however, to certain ongoing obligations of Bioceros as expressly set out in Schedule 6.10(a) hereto;

(b)           the assignment of the rights and obligations of Bioceros under its existing agreement with Broteio Pharma B.V. dated December 1, 2012, as amended on June 19, 2013, to NewCo (as defined in Section 6.11) and termination of the revenue sharing agreement between Bioceros on the one hand and the new shareholders of Broteio Pharma B.V. on the other hand of December 8, 2014, with Bioceros retaining no revenue share or royalty rights, and having no underlying support obligations other than completion of its work under the LSH Impuls grant agreement for project 40-43000-98-013 of January 1, 2014 between Bioceros, Prothix B.V., Broteio Pharma B.V., University Medical Center Utrecht and the Dutch Renal Foundation (“Grant Agreement”) against payment of the corresponding grant amounts as set out in the Grant Agreement, all as set out in the agreements attached hereto as Schedule 6.10(b); and

(c)           the termination of the relationship between Bioceros and SimiBio B.V. by payment by Bioceros to SimiBio B.V. of an amount of € 45,000 (forty five thousand euro) on the Closing Date as set out in the deed of settlement attached hereto as Schedule 6.10(c), and the shares of SimiBio B.V. held by Bioceros shall be transferred to NewCo (as defined in Section 6.11) prior to the Closing.

(d)           Promptly following the Closing, Epirus shall notify all counterparties with which Bioceros had agreements involving any territories for which Epirus or, following the Closing, Bioceros could become subject to sanctions or other negative consequences pursuant to rules of the United States Office of Foreign Assets Control to the effect that such territories shall be considered to be terminated from the relevant agreements. Any results of such notification shall be at the sole risk and account of Epirus.

6.11        CHOBC® License.  Prior to the Closing, Bioceros shall grant to a new entity (“NewCo”), which shall be 100% owned by certain existing Sellers, a fully paid-up, non-exclusive (and a fully paid-up, exclusive limited license for target OX40), transferable (under limited, specified circumstances) license to the CHOBC® platform (the “CHOBC® License”), and future improvements thereto, substantially in the form set forth as Exhibit F attached hereto, for NewCo’s use in Permitted Activities (as defined in the CHOBC® License), not related to Biosimilar Monoclonal Antibodies and Biosimilar Ig Fusion Proteins. The name of “NewCo” is currently “BiocIros International B.V.” but Sellers will change this name within 30 days after the Closing Date and will not use the name “BiocIros” in the mean time.

6.12        NME Projects.

(a)           Prior to the Closing, Epirus and Bioceros shall agree upon the percentage of technical work that has been completed (each, an “NME Completion Percentage”) in respect of each existing Non-Biosimilar Asset of Bioceros (each, an “NME”), which NME Completion Percentages and NMEs shall be set forth in Schedule 6.12. Following the Closing, the Parties agree that former Bioceros personnel shall be permitted to continue to service existing NME projects and initiate new NME projects, using the Facility and equipment up to a maximum of 20% of the Facility’s capacity, understanding that Epirus activities will take priority. Such activities will be coordinated with (i) Epirus’ Chief Technical Officer, who shall have final approval authority, and (ii) the site head of the Facility.

(b)           The NME Completion Percentages as of the Closing shall correspond to the respective shareholding interests (the “NME Completion Interests”) on the part of Epirus and the Sellers in any entity to be created in order to pursue the development of an NME. The Party controlling a majority of the NME Completion Interests in an NME (whether Epirus on the one hand, or the Sellers jointly on the other hand) shall have the right, upon completion of development work with respect to such NME, to decide to spin out such entity from Epirus and to appoint management of such entity (which shall be done after reasonable consultation with Epirus, if the Sellers jointly control the majority of the NME Completion Interests in such entity). Epirus shall forthwith, upon incorporation of each spun-out entity, transfer to such entity all biological materials, patents and patent applications on sequence / composition of matter of the applicable NME, lab notebooks regarding to work performed on such NME and other documentation relating to such NME. Costs of the establishment of each such entity will be shared among Epirus and the Sellers based on the percentage ownership of such entity.

6.13        Non-Solicitation/Non-Competition.  For a period of three (3) years from the Closing Date, no Seller shall, directly or indirectly, either alone or in association with others, anywhere in the world:

(a)           engage, in any way or to any extent, in any Competing Activities, including by owning, managing, controlling or participating in the ownership, management or control of, whether as a principal, consultant, partner or in any other capacity, any person, corporation, partnership, proprietorship, firm, association or other business entity that is engaged in Competing Activities; or

(b)           employ, cause to be employed, or assist in or solicit the employment of any employee of Epirus or its Affiliates while any such person is employed by Epirus or its Affiliates, or within three months after any such person ceases to be employed by

Epirus or its Affiliates, or induce, request or encourage any current or then-current employee of Epirus or its Affiliates to terminate his or her employment with Epirus or such Affiliate, other than a solicitation of employment pursuant to general recruitment advertising that is not otherwise targeted specifically to any employee of Epirus or its Affiliates.

Each Seller acknowledges that its agreement to the provisions of this Section 6.13 is supported by sufficient consideration, in the form of the consideration being paid for the Shares as set forth in Section 1.1 hereof.

7.             Conditions to the Closing.

7.1          Conditions to Obligations of Each Party to Effect the Share Transfer.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Epirus and Bioceros:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Transfer shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Transfer, which makes the consummation of the Share Transfer illegal; provided further, that any legal obligations with respect to any relevant labor unions, including without limitation, negotiation obligations, shall have been complied with.

(b)           Governmental Approval.  Epirus and Bioceros shall have timely obtained all approvals, waivers, actions, non-actions and consents, necessary to be obtained from Governmental Entities for consummation of or in connection with the Share Transfer and the other transactions contemplated hereby.

(c)           Board Approvals.  The boards of directors of both Epirus and Bioceros shall have approved the Share Transfer, the execution and performance of this Agreement and the other transactions contemplated hereby and shall not have rescinded such approvals.

(d)           Transfer Restrictions Waiver.  The transfer restrictions in Bioceros’ articles of association shall have been waived by all Sellers.

(e)           No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to Bioceros or Epirus.

(f)            Escrow Agreement.  The Parties shall have executed and delivered an Escrow Agreement in substantially the form set forth on Exhibit D.

7.2          Additional Conditions to the Obligations of Epirus.  The obligations of Epirus to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Epirus:

(a)           Representations and Warranties.  The representations and warranties of Bioceros in Section 2 and the Sellers in Section 3 shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representations and warranties, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)           Performance of Obligations.  Bioceros and Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them, respectively, as of the Closing.

(c)           Certificate of Officers.  Epirus shall have received (i) a certificate executed on behalf of Bioceros by the managing directors of Bioceros certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and, with respect to Bioceros, 7.1(e) shall have been satisfied, (ii) the Bioceros Payout Spreadsheet, and (iii) the Net Cash Payout Statement.

(d)           Bioceros Key Employees.  Each of the Bioceros Key Employees shall have executed and delivered his or her Employment Letter to Epirus and shall not have revoked or altered his or her acceptance of Epirus’ offers of employment by Epirus or any of its subsidiaries, which may be, after the Closing, Bioceros.

(e)           Acquisition of All Shares.  Each of the Sellers shall have taken all necessary action to transfer to Epirus all of the Shares, such that immediately following the Closing, Epirus shall own one hundred percent (100%) of the outstanding equity interests of Bioceros.

(f)            Termination of Existing Agreements. The actions contemplated by Section 6.10 hereof shall have been taken by Bioceros, and evidence satisfactory to Epirus of the taking of such actions shall have been provided to Epirus.

(g)           CHOBC® License. The CHOBC® License in substantially the form set forth on Exhibit F shall have been entered into by and between Bioceros and NewCo.

7.3          Additional Conditions to the Obligations of Bioceros.  The obligations of Bioceros to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Bioceros:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Epirus in Section 4 shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representations and warranties, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such Closing (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)           Performance of Obligations.  Epirus shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)           Certificate of Officers.  Bioceros shall have received a certificate executed on behalf of Epirus by the principal executive officer and principal financial officer of Epirus certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

8.             Termination.

8.1          Termination.  This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party:

(a)           by the mutual written consent of Epirus and Bioceros;

(b)           by either Epirus or Bioceros if the Share Transfer shall not have been consummated on or before October 31, 2015; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available with respect to a party if the failure to consummate the Share Transfer on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 8.1(b);

(c)           by either Epirus or Bioceros if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Transfer; or

(d)           by either Epirus or Bioceros, if (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the conditions set forth in Sections 7.2(a) or (b) (in the case of termination by Epirus) or Sections 7.3(a) or (b) (in the case of termination by Bioceros) would not be satisfied and (ii) such breach or inaccuracy shall not have been cured within thirty (30) calendar days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party.

8.2          Effect of Termination.  Except as provided in Section 6.7 with respect to the Break-up Fee, in the event of termination of this Agreement as provided in Section 8.1, there shall be no Liability on the part of the Sellers, Epirus, Bioceros or their respective officers, directors, employees, agents or shareholders; provided that, notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any intentional, material breach of any agreement or covenant hereunder; and provided further, that the provisions of Sections 5.2, 6.2 and 9 shall remain in full force and effect and survive any termination of this Agreement.

9.             Indemnification.

9.1          Survival; Indemnification.

(a)           Survival of Warranties.  The liability of the Sellers and Bioceros in respect of any claim under representations and warranties made herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until: (a) thirty (30) days after the expiration of all applicable statutes of limitations with respect to the matters set forth in Sections 2.1, 2.5, 2.17, 3.1 and 3.4 (the “Fundamental Representations”), and (b) the first anniversary of the Closing Date with respect to all other matters. If an Indemnified Person delivers to the Sellers’ Representatives or Epirus, as the case may be, before expiration of a representation or warranty, either a notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by, or a written claim made by, a Third Party, the Indemnified Person reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Person, the Indemnified Person shall promptly so notify the Sellers’ Representatives or Epirus, as the case may be.

(b)           Indemnity: Epirus.  Subject to the limitation provisions set forth in this Section 9, from and after the Closing, Epirus shall indemnify and hold harmless each of the Sellers and, if applicable, their respective officers, directors and employees from and against any Damages arising out of or in connection with:

(i)            any inaccuracy in, or any breach of, any representation or warranty made by Epirus pursuant to Section 4 of this Agreement; and

(ii)           any breach of any covenant or agreement to be performed by Epirus, prior to or as of the Closing pursuant to this Agreement.

(c)           Indemnity: Bioceros. Subject to the limitation provisions set forth in this Section 9, from and after the Closing, the Sellers shall, in accordance with Section 1.4, pro rata, severally and not jointly, indemnify and hold harmless Epirus and, following the Closing, Bioceros, and, if applicable, the respective officers, directors and employees from and against any Damages arising out of or in connection with:

(i)            any inaccuracy in, or any breach of, any representation or warranty made by Bioceros pursuant to Section 2 of this Agreement, or by any Seller pursuant to Section 3 of this Agreement, and

(ii)           any breach of any covenant or agreement to be performed by Bioceros or any Seller, respectively, prior to or as of the Closing pursuant to this Agreement.

In the event of any such inaccuracy or breach on the part of Bioceros or any Seller, and to the extent that Epirus has a valid indemnification claim for recovery as a result of such inaccuracy or breach, such claim shall be setoff pursuant to the provisions under Section 1.4.

(d)           Right to Bring Claim.  Only an Indemnified Person (or a person or entity designated in writing by such Indemnified Person) may bring a claim to recover for Damages that are economic losses of such Indemnified Person.

(e)           Materiality Disregarded for Damages Calculation.  For purposes of determining the amount of any Damages with respect thereto (but not for purposes of determining whether a breach has occurred), all representations and warranties of Epirus, Bioceros or the Sellers, as the case may be, that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified.

(f)            Tax Treatment of Indemnification Payments.  Except as otherwise required by applicable law, the Parties shall treat any indemnification payment made hereunder by the Sellers as an adjustment to the purchase price for the Share Capital for income Tax purposes.

9.2          Third-Party Claims.  In the event that an Indemnified Person becomes aware of a Third Party claim that such Indemnified Person believes may result in an indemnifiable claim against such Indemnified Person pursuant to Section 9, such Indemnified Person shall notify the applicable Indemnifying Person (and the Sellers’ Representatives, in the event that such Indemnifying Person is a Seller) of such claim (but the failure to deliver such notice shall not limit the Indemnified Person’s rights under this Agreement except to the extent that such delay shall have prejudiced the Indemnifying Person with regard to such indemnifiable claim).  The Indemnifying Person shall be entitled to defend such Third Party claim with counsel of its own choosing, who shall be reasonably acceptable to the Indemnified Person.  If the Indemnifying Person fails to undertake the defense of, or pay or otherwise settle (in accordance with the following provisions of this Section 9.2), the third-party claim within ten (10) Business Days after the Indemnified Person has given written notice to the Indemnifying Person of the third-party claim, then the Indemnified Person may take any and all necessary action to dispose of the third-party claim, and any costs (including attorneys’ fees) reasonably incurred by the Indemnified Person in so doing shall be borne by the Indemnifying Person. The Indemnifying Person shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of the Indemnified Person from all liabilities arising or relating to, or in connection with, the Third Party claim and (c) involves no finding or admission of any violation of law or any right of any Person and no adverse effect on any other claims that may be made against the Indemnified Person.

9.3          No Subrogation.  For the avoidance of doubt, to the extent that an Indemnified Person is entitled to indemnification pursuant to this Section 9, the Indemnifying Person shall not be entitled to exercise, or be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Person or any of its Subsidiaries or other Affiliates may have against any other person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

9.4          Limitations on Recovery under the Representations and Warranties; Indemnity Setoff.

(a)           Sole and Exclusive Remedy Pursuant to this Agreement.  Following the Closing, the indemnification rights provided in this Section 9 shall constitute the sole and exclusive remedy pursuant to this Agreement with respect to Damages of any kind or nature arising out of or in connection with any breach of or inaccuracy in any representation or warranty contained in this Agreement. The provisions of Book 7, Chapter 2 (Boek 7, Titel 1, Afdeling 2), of the Dutch Civil Code are expressly excluded.

(b)           Threshold for Certain Claims.  No claim for Damages for breach of a representation or warranty shall be made by a party hereto against another party hereto pursuant to this Section 9 unless all Damages of such party for a breach of a representation or warranty and all other Parties to this Agreement similarly claiming Damages for a breach of a representation or warranty against such other party hereto, in the aggregate, exceed $100,000, in which case the Party or Parties hereto making such claim or claims shall be entitled to seek recovery of Damages for breach of a representation or warranty from such other party from the first dollar (without regard to any limitation of liability of any party hereto as provided for in Section 9.4(b)).

(c)           Cap on Party Liability.

(i)            Section 9 shall be limited to the amount Epirus is entitled to claim under Section 1.4 on the date, if any, on which such claim for Damages hereunder is set off.

(ii)           No party hereto shall be liable to any other Party or Parties hereto for Damages for breach of a representation or warranty in excess of the fair market value of the consideration actually received by such party pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the liability in the kinds of remedies or amounts of recovery or otherwise against Bioceros or a Seller with respect to fraud by Bioceros or a Seller, or Epirus with respect to fraud by Epirus, as the case may be.

(d)           Damages Offsets.  Without limiting the effect of any other limitation contained in this Section 9, for purposes of computing the amount of any Damages for breach of a representation or warranty incurred by an Indemnified Person, there shall be deducted an amount equal to (i) the amount of any insurance proceeds (net of any reasonably estimated increased insurance premiums and other similar amounts resulting from making the claim that resulted in payment of such proceeds), (ii) indemnification payments, (iii) contribution payments, (iv) reimbursements or (v) tax windfalls, in each case, actually received by the applicable Indemnified Person or any of their Affiliates (in each case other than received from any such applicable Indemnified Person) or, in the event that Epirus is the Indemnified Person, received by Bioceros, with respect to such Damages.

(e)           Right to Remedy.  An Indemnifying Person who is in default under the terms of this Agreement shall have the right to remedy the subject of a claim for Damages after receiving notice of such claim from the Indemnified Person, provided the remedy takes place within thirty (30) calendar days after the Indemnifying Person´s receipt of the Indemnified Person’s notice. The Indemnifying Person shall not be liable pursuant to this Section 9 for any breach to the extent that the subject of such claim has been so remedied by or on behalf of the Indemnifying Person within the aforementioned time period.

9.5          Sellers’ Representatives.

(a)           By executing and delivering a counterpart of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Share Transfer, each Seller shall be deemed to have approved the designation of, and hereby designates, Oscar Schoots and Carine van den Brink as the Sellers’ Representatives under the terms set forth herein to give and receive notices and communications, to authorize delivery to Epirus of any deliverables set forth in this Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims made pursuant to this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representatives for the accomplishment of the foregoing.  If one of the Sellers’ Representatives shall die, be removed by the written direction of the holders of a majority in interest of the Share Capital (determined as of immediately prior to the Closing), become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, a new Sellers’ Representative may be designated by the holders of a majority in interest of the Share Capital (determined as of immediately prior to the Closing) upon not less than ten (10) days’ prior written notice to Epirus.  No bond shall be required of the Sellers’ Representatives, and the Sellers’ Representatives shall receive no compensation for its services from Epirus, Bioceros or any of their Affiliates after the Closing.  Notices or communications to or from the Sellers’ Representatives shall constitute notice to or from each of the Sellers.  Each Seller agrees to receive correspondence from the Sellers’ Representatives, including in electronic form. Epirus may trust that any action or notice by one of the Sellers’ Representatives has been made with prior consent of the Sellers and the other Sellers’ Representative.

(b)           The Sellers’ Representatives shall not be liable for any act done or omitted hereunder as Sellers’ Representatives while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Sellers shall jointly and severally indemnify and hold the Sellers’ Representatives harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representatives and arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such loss, liability or expense is incurred.

(c)           The Sellers’ Representatives shall have reasonable access to information about Bioceros, including in electronic form to the extent reasonably available, for purposes of performing his duties and exercising his rights hereunder.  The Sellers’ Representatives shall treat confidentially and not disclose any nonpublic information from or about Bioceros or Epirus.

(d)           To the extent not paid directly by the Sellers, the Sellers’ Representatives shall be entitled to reimbursement from the Sellers for all losses, liabilities and reasonable expenses incurred by the Sellers’ Representatives in connection with performing the Sellers’ Representatives’ duties as set forth in this Agreement; provided, however, that the Sellers shall not be relieved from their obligations to reimburse such losses, liabilities and expenses, nor shall the Sellers’ Representatives be prevented from seeking any remedies available to the Sellers’ Representatives at law or otherwise against the Sellers with respect thereto.

(e)           Actions of the Sellers’ Representatives.  A decision, act, consent or instruction of the Sellers’ Representatives shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Epirus may rely upon any decision, act, consent or instruction of the Sellers’ Representatives as being the decision, act, consent or instruction of each and every such Seller.  Epirus is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representatives.

10.          General Provisions.

10.1        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received: (i) upon receipt if delivered personally; (ii) three (3) business days (or five (5) business days if notice is from a party in one national jurisdiction to a party in another national jurisdiction) after being mailed by airmail, postage prepaid; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the Parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a)           if to Epirus, to:

EPIRUS Biopharmaceuticals, Inc.

Amit Munshi, CEO

699 Boylston Street

Eighth Floor

Boston, MA 02116

Fax:        617-830-0170
e-mail: amunshi@epirusbiopharma.com

(b)           if to Bioceros, to:

Bioceros Holding BV

Dr. Abraham Bout, CEO

Yalelaan 46
Alexander Numan Building, 2nd floor
3584 CM Utrecht
The Netherlands

Fax:        +31 84 730 9664
e-mail: b.bout@bioceros.com

(c)           if to any Seller, to the address set out in Annex A of Schedule 2;

(d)           if to the Sellers’ Representatives, to:

Oscar Schoots

Yalelaan 40

3584 CM Utrecht

The Netherlands

Email: oscar.schoots@utrechtholdings.nl

With copy to

AXON Advocaten

Carine van den Brink

Piet Heinkade 183

1019 HC Amsterdam

The Netherlands

Email: carine.vandenbrink@axonadvocaten.nl

10.2        Taking of Necessary Action; Further Action.  Each of Epirus, Bioceros and each Seller shall take all such reasonable and lawful action as may be necessary or useful in order to effectuate the Share Transfer in accordance with this Agreement as promptly as possible.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Epirus, post-Closing, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Bioceros, the officers and directors of Bioceros are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

10.3        LIMITATION OF LIABILITY.  NEITHER EPIRUS NOR BIOCEROS NOR THE SELLERS SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES PURSUANT TO THIS AGREEMENT, THE SHARE TRANSFER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.  As of and following the Closing, Epirus shall have no Liabilities pursuant to the Share Transfer or this Agreement or the transactions contemplated hereby other than for (a) payment of the Share Transfer Consideration pursuant to the terms of this Agreement, and (b) the indemnification obligations set forth in Section 9.

10.4        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.5        Entire Agreement; Parties in Interest; Assignment.  This Agreement and the documents and instruments and other agreements specifically referred to herein (including but not limited to the Confidentiality Agreement) or delivered pursuant hereto, including but not limited to the Exhibits and Schedules hereto, including but not limited to the Bioceros Disclosure

Schedule, together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.  No party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement including but not limited to the Exhibits and Schedules hereto (including but not limited to the Bioceros Disclosure Schedule).  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties hereto to confer Third Party beneficiary rights, and this Agreement does not confer any such rights upon any other person other than the Indemnified Persons pursuant to Section 9.  Each of the Sellers shall be entitled to assign its rights under this Agreement (and to transfer its respective rights to the Epirus Common Stock) to an Affiliate of such Seller, provided that it notifies Epirus thereof as soon as reasonably possible after such assignment and, furthermore provided, that such Affiliate expressly assumes in writing the obligations of such Party under this Agreement. For the avoidance of doubt, an assignment or transfer by a Seller to the natural person that directly or indirectly Controls (as defined in the definition of Affiliate) such Seller is allowed.

10.6        Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7        Remedies Cumulative.  Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

10.8        Governing Law; Dispute Resolution.  This Agreement and the transactions contemplated hereby shall be governed by the laws of The Netherlands, without reference to conflict of laws principles. The Parties hereto agree to arbitration at the London Court of International Arbitration in London, United Kingdom (the “LCIA”), under the Rules of the LCIA for non-domestic arbitration, as the means for resolving any disputes arising in connection with this Agreement, the Share Transfer or any of the other transactions contemplated hereby; provided that any party hereto disagreeing with another party hereto as to any matter related to this Agreement, the Share Transfer or any of the other transactions contemplated hereby shall first notify the other party of such disagreement by written notice, stating the matter or matters in dispute and the notifying party’s basis for disagreement.  The parties in disagreement shall thereafter mutually diligently and in good faith endeavor to resolve the disagreement through discussion; provided that, if they are unable to do so within thirty (30) days after the receipt of such notice, any party to such dispute may then submit the matter or matters in dispute to the LCIA for resolution, by written notice to the other party and the LCIA. Unless the parties in disagreement agree to a single arbitrator, each party in disagreement shall appoint one (1) arbitrator, and one additional arbitrator shall be appointed by LCIA (together, the “Arbitration Panel”).  The single arbitrator or the Arbitration Panel shall be authorized to award fees and expenses in accordance with the single arbitrator’s or the Arbitration Panel’s determination as to the relative extent to which the parties prevailed in the arbitration of the matter or matters in dispute and such other considerations as the single arbitrator or the Arbitration Panel may determine relevant, in the single arbitrator’s or the Arbitration Panel’s sole judgment; provided that, if and to the extent that the single arbitrator or the Arbitration Panel declines to award fees and expenses, the parties in disagreement shall bear their respective fees and expenses incurred in connection with such arbitration.  The parties in disagreement shall enter into any engagement letter reasonably required by the LCIA.  A determination by the single arbitrator or the Arbitration Panel as to the resolution of any matter or matters in dispute (including any procedural matter) and any additional determination as to the award of fees and expenses shall be binding and conclusive upon the parties.

10.9        Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  References herein to a Section shall be deemed to also refer to all subsections under such Section.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  All references in this Agreement that provide that documents have been “delivered to Epirus” or “provided to Epirus” shall be deemed satisfied solely to the extent that the applicable document(s) was (a) provided in the Electronic Data Room at least three (3) days prior to the date hereof or (b) delivered via e-mail to Epirus’ legal counsel or an employee of Epirus engaged in the negotiation or due diligence investigation regarding this transaction at least two days prior to the date hereof.  All references herein to “$” or “dollar” shall mean U.S. dollars.

10.10      Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by both (i) Epirus and (ii) Bioceros (if the amendment or waiver occurs prior to the Closing) or the Sellers’ Representatives (if the amendment or waiver occurs after the Closing); provided, however, that no amendment or waiver that adversely impacts the Sellers’ Representative shall be enforceable against the Sellers’ Representatives unless signed by the Sellers’ Representatives.  The Sellers shall be bound by any amendment or waiver signed by Bioceros (prior to the Closing) or the Sellers’ Representatives (after the Closing).  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ A. Munshi
Name: A. Munshi
Title: Chief Executive Officer

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

BIOCEROS HOLDING B.V.

By:	/s/ A. Bout
Name: A. Bout
Title: Chief Executive Officer

BIOCEROS HOLDING B.V.

By:	/s/ R. Brandt
Name: R. Brandt
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLERS’ REPRESENTATIVES

/s/ Oscar Schoots
Oscar Schoots

/s/ Carine van den Brink
Carine van den Brink

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

NODENS B.V.

By:	/s/ O. Schoots
Name: O. Schoots
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

UNIVERSITEIT UTRECHT HOLDING B.V.

By:	/s/ O. Schoots
Name: O. Schoots
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

DE BOER BIOTECH CONSULTANCY B.V.

By:	/s/ M. de Boer
Name: M. de Boer
Title: Managing Director

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ R.M.P. Brandt

R.M.P. Brandt

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ P.J. Simons

P.J. Simons

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ M.T. Den Hartog

M.T. Den Hartog

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ A. Bout

A. Bout

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ L. Boon

L. Boon

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ L.M.P. Cox

L.M.P. Cox

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ S.Y. Man

S.Y. Man

COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, Epirus, Bioceros, the Sellers and the Sellers’ Representatives have each executed and delivered this Agreement, by their duly authorized respective officers in the cases of Epirus and Bioceros, all as of the date first written above.

SELLER

/s/ J.A. Bia

J.A. Bia

Exhibit A - Definitions.

“Affiliate” means, with respect to any person, any other person that is directly or indirectly Controlled by, Controls, or is under common Control with such person; for purposes hereof, “Control” of a person means (i) ownership of, or possession of the right to vote, more than fifty percent (50%) of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agreement” has the meaning set forth in the preamble.

“Arbitration Panel” has the meaning set forth in Section 10.8.

“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act; except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The term “Beneficial Ownership” has a corresponding meaning.

“Bioceros” has the meaning set forth in the preamble.

“Bioceros Balance Sheet Date” has the meaning set forth in Section 2.4(a).

“Bioceros Balance Sheet” has the meaning set forth in Section 2.6.

“Bioceros Business” shall mean the business of Bioceros as conducted as of the date of this Agreement by Bioceros and its Subsidiaries.

“Bioceros Disclosure Schedule” has the meaning set forth in Section 2.

“Bioceros Executive Officers” shall mean Dr. Abraham Bout, Remco Brandt and Dr. Louis Boon.

“Bioceros Financial Statements” has the meaning set forth in Section 2.4(a).

“Bioceros Key Employees” has the meaning set forth in Section 6.5(a).

“Bioceros Other Equity Rights” shall mean, other than Share Capital, any other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, profit participation right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to Bioceros or Bioceros’ assets, or provision of any other contract or commitment that could require Bioceros to issue, sell, or otherwise cause to become outstanding any Share Capital (contingent or otherwise).

“Bioceros Payout Spreadsheet” has the meaning set forth in Section 6.4 (a).

“Biosimilar IgG Fusion Proteins” shall mean an IgG fusion protein composed of an immunoglobin Fc domain of gamma immunoglobulin (IgG) that is directly linked to another peptide or protein and that is highly similar or bioequivalent to an already approved biological medicine containing a reference active ingredient. For purpose of clarity, “highly similar” or “bioequivalent” means meeting comparability criteria, as determined by then-prevailing legal and regulatory standards in the Territory, including but not limited to the Biologics Price Competition and Innovation Act of 2009 and/or the United States Patient Protection and Affordable Care Act, any FDA guidelines and/or the EMA guidelines on Similar Biological Medicinal Products.

“Biosimilar Monoclonal Antibodies” shall mean any pharmaceutical product that is highly similar or bioequivalent to an already approved biological medicine containing a reference active ingredient. For purpose of clarity, “highly similar” or “bioequivalent” means meeting comparability criteria, as determined by then-prevailing legal and regulatory standards in the Territory, including but not limited to the Biologics Price Competition and Innovation Act of 2009 and/or the United States Patient Protection and Affordable Care Act, any FDA guidelines and/or the EMA guidelines on Similar Biological Medicinal Products.

“Break-up Fee” has the meaning set forth in Section 6.7.

“Business Day” shall mean a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands for normal business.

“Cash Consideration” has the meaning set forth in Section 1.1(a).

“Cause” has the meaning set forth in Section 1.1.

“CHOBC® License” has the meaning set forth in Section 6.11.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Act” means Book 2 of the Dutch Civil Code (Burgerlijk Wetboek).

“Company Intellectual Property” has the meaning set forth in Section 2.8(a).

“Company Register” means the trade register (handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel).

“Company Regulatory Agency” has the meaning set forth in Section 2.3(a).

“Company Technology” has the meaning set forth in Section 2.8(b).

“Competing Activities” means any activity that involves, directly or indirectly, the expression, generation, production, development or sale of Biosimilar Monoclonal Antibodies and/or Biosimilar IgG Fusion Proteins.

“Confidentiality Agreement” has the meaning set forth in Section 5.2.

“Damages” means all losses, diminution in value, costs, damages, Liabilities, Taxes, expenses, interest, penalties, attorneys’ fees, Third Party expert fees, consultant fees, costs for redesign and rework of technology, fees incurred in connection with the enforcement of the rights of any Indemnified Person, fines, judgments and awards.

“Deed of Transfer” means the notarial deed to be executed by the Notary in the form set out in Exhibit G on the basis of which the Shares shall be transferred from the Sellers to Epirus.

“Defaulting Party” has the meaning set forth in Section 1.3(d).

“Dispute Notice” has the meaning set forth in Section1.2.

“Electronic Data Room” shall mean the electronic data room populated by Bioceros and to which Epirus has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.

“Employment Letter” has the meaning set forth in Section 6.5(a).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise.

“Environmental Laws” has the meaning set forth in Section 2.15(a)(i).

“Epirus” has the meaning set forth in the preamble.

“Epirus Balance Sheet Date” has the meaning set forth in Section 4.2(b).

“Epirus Balance Sheet” has the meaning set forth in Section 4.3.

“Epirus Business” shall mean the business of Epirus as conducted as of the date of this Agreement by Epirus and its Subsidiaries.

“Epirus Change of Control” shall mean the occurrence of any of the following:

a.              the acquisition by any person, acting alone or in a group, of the Beneficial Ownership of stock (including but not limited to Epirus Common Stock) of Epirus that, together with the stock held by such person, constitutes more than 50% (fifty percent) of the total fair market value or total voting power of the stock of Epirus, pursuant to a merger, consolidation, reorganization or recapitalization of Epirus;

b.              the replacement of a majority of the members of Epirus’ board of directors during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Epirus board of directors before the date of appointment or election; or

c.               any person, acting alone or in a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from Epirus that have a total gross fair market value equal to or more than 50% (fifty percent) of the total gross fair market value of all of the assets of Epirus immediately before such acquisition(s).

An Epirus Change of Control will be deemed to occur: (i) with respect to an Epirus Change of Control pursuant to paragraph (a) above, on the date that any person or group first becomes the Beneficial Owner, directly or indirectly, of stock representing more than 50% (fifty percent) of the combined voting power of Epirus’ then-outstanding stock entitled generally to vote for the election of directors; (ii) with respect to a Change of Control pursuant to paragraph (c) above, on the date the applicable transaction closes; and (iii) with respect to paragraph (b) above, on the date members of the incumbent board first cease to constitute at least a majority of Epirus’ board.

“Epirus Common Stock” has the meaning set forth in Section 1.1.

“Epirus Financial Statements” has the meaning set forth in Section 4.2(b).

“Epirus Permits” has the meaning set forth in Section 4.6(a).

“Epirus Report” has the meaning set forth in Section 2.1.

“Epirus SEC Documents” has the meaning set forth in Section 4.2(a).

“Equity Consideration” has the meaning set forth in Section 1.1(b).

“Escrow Account” has the meaning set forth in Section 1.1.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” has the meaning set forth in Section 9.1(a).

“Facilities” has the meaning set forth in Section 2.16(b)

“FDA” has the meaning set forth in Section 2.3(a).

“Fundamental Representations” has the meaning set forth in Section 9.1(a).

“GAAP” shall mean, with respect to a person, the applicable generally accepted accounting principles in the particular jurisdiction where such person’s financial accounts are prepared.

“Good Reason” has the meaning set forth in Section 1.1 (b).

“Governmental Authority” has the meaning set forth in Section 2.2.

“Grants” has the meaning set forth in Section 2.3(d).

“Grant Agreement” has the meaning set forth in Section 6.10(b).

“Hazardous Materials” has the meaning set forth in Section 2.15(a)(ii).

“Indemnified Person” means either Epirus or the Sellers, each respectively as indemnitor of the other.

“Indemnifying Person” means either Epirus or the Sellers hereto and, if applicable, their respective officers, directors and employees, each respectively as indemnitee of the other.

“Initial Cash Consideration” has the meaning set forth in Section 1.1(a).

“Initial Shares” has the meaning set forth in Section 1.1(b).

“Intellectual Property” has the meaning set forth in Section 2.8.

“Knowledge of Bioceros”, “Bioceros’ Knowledge” and similar references refer to the actual knowledge of the Bioceros Executive Officers or Mark de Boer.

“Knowledge of Epirus”, “Epirus’ Knowledge” and similar references refer to the actual knowledge of any of Epirus’ executive officers.

“Laws” has the meaning set forth in Section 2.3.

“LCIA” shall have the meaning set forth in Section 10.8.

“Liabilities” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements under GAAP.

“Material Adverse Effect” shall mean, in the case of Bioceros, any event, change or effect that is, or could reasonably be expected to be, materially adverse to any of the Bioceros Business and Bioceros’ financial condition, properties, assets, Liabilities, operations or results of operations of Bioceros and its Subsidiaries, taken as a whole, and, in the case of Epirus, any event, change or effect that is, or could reasonably be expected to be, materially adverse to any of Epirus Business and Epirus’ financial condition, properties, assets, Liabilities, operations or results of operations of Epirus and its Subsidiaries, taken as a whole; provided that no such event, change or effect shall be considered in determining a Material Adverse Effect to the extent it results from one or more of the following: (a) general economic or business conditions or acts of war or terrorism, in each case, that do not disproportionately affect the applicable entity and its Subsidiaries, taken as a whole, (b) factors affecting the biotechnology and life sciences industry in general which do not disproportionately affect the applicable entity and its Subsidiaries, or (c) any change in GAAP or applicable laws.

“Material Contract” has the meaning set forth in Section 2.11.

“NewCo” has the meaning set forth in Section 6.11.

“Net Cash Payout” has the meaning set forth in Section 1.2.

“Net Cash Payout Statement” has the meaning set forth in Section 1.2.

“NME” has the meaning set forth in Section 6.12(a).

“NME Completion Interests” has the meaning set forth in Section 6.12(b).

“NME Completion Percentage” has the meaning set forth in Section 6.12(a).

“Non-Biosimilar Assets” shall mean all proteins with the exception of Biosimilar Monoclonal Antibodies and Biosimilar IgG Fusion Proteins.

“Notary” shall mean E.G. Vorst, civil law notary with CMS Derks Star Busmann N.V. or his substitute or successor in office.

“Notary Account” has the meaning set forth in Section 1.3.

“Notary Letter” has the meaning set forth in Section 1.1(b).

“Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in Section 2.8(c).

“Permits” has the meaning set forth in Section 2.3(a).

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Revenues” has the meaning set forth in Section 1.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Installment Cash Consideration” has the meaning set forth in Section 1.1(a).

“Second Installment Shares” has the meaning set forth in Section 1.1(b).

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Share Capital” shall mean any shares of Bioceros’ share capital.

“Share Transfer” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” shall mean an entity of which a party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Tax Authority” means any Governmental Authority responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Tax Return” means any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Taxes.

“Tax” and collectively “Taxes” shall mean any and all U.S. federal, state and local, and all Dutch and other non-U.S., taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, value added, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, utility, telecommunications, franchise, capital stock, net worth, production, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Technology” means collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including without limitation: (a) methods of manufacture or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, know-how and results.

“Territory” means every country or territory in the world.

“Third Party” means any entity or person other than the Sellers, NewCo, Bioceros, Epirus or any of their Affiliates.

“Trade Secrets” has the meaning set forth in Section 2.8.